Exhibit 99.1

MCG Capital Names A. Hugh Ewing, III as New Independent Director

ARLINGTON, VA - October 31, 2007 - MCG Capital Corporation (Nasdaq: MCGC) has named A. Hugh Ewing, III as an Independent Director. His inclusion on the MCG Capital Board of Directors increases the Board size to nine members.

Hugh Ewing is President, Managing Director and Co-Founder of Ewing Bemiss & Co., an independent investment bank providing investment banking services to middle-market companies across the United States based in Richmond, Virginia. Prior to founding Ewing Bemiss & Co. in 1992, he was a partner in Galleher & Company where he was active in private placements, leveraged buyouts, and mergers and acquisitions, and as a principal in leveraged buyouts and venture capital. Prior to that he was vice president, corporate finance, of Wheat, First Securities, Inc., where he headed the merger and acquisition group, and gained experience in private and public financings. Mr. Ewing was also a general partner of Hillcrest Group, which managed venture capital funds and is a past chairman of the National Association of Small Business Investment Companies.

"Mr. Ewing brings to us extensive business experience including impressive credentials as an advisor to middle-market companies," said MCG Co-Founder, President and CEO Steven F. Tunney. "We are delighted to have him join our Board."

"Mr. Ewing is a superb addition to MCG Capital's Board of Directors," said Jeffrey M. Bucher, Chair of MCG Capital's Board of Directors. "His experience will bring additional insight to the Board, and I look forward to working with him."

Mr. Ewing's appointment to the MCG Capital Board of Directors is effective as of October 25, 2007.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

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